Exhibit 99.1

FOR FURTHER INFORMATION:	FOR IMMEDIATE RELEASE
Andrea K. Tarbox	Wednesday, November 4, 2009
Vice President and Chief Financial Officer
847.239.8812

KAPSTONE REPORTS THIRD QUARTER 2009 RESULTS

NORTHBROOK, IL – November 4, 2009 – KapStone Paper and Packaging Corporation (NASDAQ: KPPC) today reported results for the third quarter ended September 30, 2009.

•                  Net income of $25.7 million, up $23.4 million versus prior year

•                  EBITDA of $60.3 million, up $33.8 million versus prior year

•                  $53.5 million of alternative fuel mixture tax credits earned in the quarter

•                  Diluted EPS of $0.69, up $0.63 per share versus prior year

•                  $158.4 million of debt pre-payments made in the quarter

•                  An additional $25.0 million debt pre-payment was made after September 30, 2009

Roger W. Stone, Chairman and Chief Executive Officer, stated, “In the third quarter, we made substantial progress toward many important goals.  Our operating rate was in the high 90 percent range compared to 85 percent in the second quarter and 72 percent in the first quarter.  Our backlog is getting stronger and we are starting to see some modest price improvement.  Our balance sheet strengthened due to the debt reduction of over $158 million in the third quarter resulting from good operating cash flow and the proceeds received from the exercise of 17 million warrants.”

Third Quarter Operating Highlights

While unit sales volume during the third quarter of 2009 increased by over 3 percent, consolidated net sales decreased $37.4 million to $170.3 million compared to $207.7 million from the same quarter a year ago. Lower selling prices and less favorable product mix on a higher percentage of linerboard sales reduced revenues by $39.8 million.  Net sales for third quarter of 2009 also compare unfavorably to the same period of 2008 due the inclusion in 2008’s net sales of $8.9 million from the dunnage bag business which was sold on March 31, 2009.  However, when comparing net sales in the third quarter of 2009 to the second quarter of 2009, sales improved by $13.8 million on a 17 percent volume increase as demand has continued increasing from the first quarter of the year.

Operating income of $46.5 million for the 2009 third quarter increased by $32.4 million, or 229 percent compared to the 2008 quarter primarily due to $53.5 million of alternative fuel mixture tax credits, $7.1 million from lower costs on materials, energy and transportation, and $6.0 million due to a change in the timing of the annual cold mill outage in North Carolina.  These gains were partially offset by lower average selling prices, a less favorable product mix, and the sale of the dunnage bag business.  Selling prices of most of our products continued to decline throughout the first half of the year and stabalized during the third quarter. As a result, average revenue per ton for the third quarter of 2009 was $495 versus $605 in the same quarter a year ago, or down 18 percent per ton.  Operations in the third quarter of 2009 as compared to the same quarter a year ago were negatively impacted by an unplanned outage in the third quarter of 2009 due to the failure of a major water pipe which shut the mill down for approximately two days, reducing production by 6,000 tons and reducing operating income by approximately $2.5 million, including the impact of $1.1 million less received from the alternative fuel mixture tax credit.

Operating income for the third quarter of 2009 improved $13.1 million over the second quarter of 2009 primarily on increased volumes and higher operating rates despite a decline in average revenue per ton, down $34, or 6 percent, from the second quarter of 2009.

Included in the 2009 and 2008 third quarters’ operating results is a $2.4 million charge for the amortization of an intangible asset relating to an acquired coal contract with favorable prices valued at $14.1 million at the date of the CKD acquisition.  The coal contract and related amortization terminate on December 31, 2009.

Interest expense of $2.8 million for the third quarter of 2009 decreased by $5.2 million over the comparable quarter in 2008 and reflected the impact of over $250 million of debt repayments and lower interest rates since a year ago. Effective August 1, 2009, the Company’s average interest rate on its term loans was reduced to 2.9 percent down from an average of 3.5 percent for the quarter ended June 30, 2009. Interest rates on the term loans are expected to be further reduced to approximately 1.75 percent in November 2009. In the 2009 third quarter, the Company incurred higher non-cash amortization charges related to debt issuance costs of approximately $2.5 million which included a one-time charge of approximately $1.9 million for the acceleration of the amortization associated with the debt repayments.

The effective tax rate for the 2009 quarter was 37.9 percent compared to 52.2 percent for the 2008 quarter.  The anticipated effective tax rate for the full year of 2009 is approximately 38 percent.

Cash Flow and Working Capital

Cash flow for the 2009 third quarter reflects $61.0 million provided by operating activities, $6.9 million used in investing activities and $73.1 million used in financing activities. During the 2009 quarter, the Company received $85.2 million from exercises of 17 million common stock warrants. The Company used the proceeds from the warrant exercises and cash proceeds from operations to paydown $158.4 million of debt.  Since September 30, 2009, the Company has prepaid an additional $25.0 million of debt, bringing the total debt outstanding as of today to $194.9 million.

The Company was in compliance with all debt covenants at September 30, 2009.   Due to the significant debt reduction and the high EBITDA generated over the past year, the Company’s debt to EBITDA ratio is 1.42 to 1 at September 30, 2009.

For 2010, the Company is evaluating whether it may qualify for a $1.01 per gallon tax credit for cellulosic biofuel producers under Section 40(b)(6).  We are also researching how we can indirectly benefit from the Biomass Crop Assistance Program (BCAP) a subsidy for suppliers of biomass who sell to approved biomass conversion facilities, which will, in turn, convert biomass to energy.   Both of KapStone’s mills are approved biomass conversion facilities.

At September 30, 2009, the Company had working capital of $66.1 million.

On March 31, 2009, KapStone received approval from the Internal Revenue Service for its registration as an alternative fuel mixer, which provides a refund of $0.50 per gallon of alternative fuel used in KapStone’s pulp making process.  KapStone has submitted refund claims totaling $121.9 million based on fuel usage from mid-January 2009 through September 30, 2009. The Company has received refunds from the Internal Revenue Service totaling $109.7 million through the end of the third quarter. The pre-tax impact of the alternative fuel mixture tax credit is included in cost of sales in the consolidated financial statements in the amounts of $53.5 million and $107.5 million for the three and nine months ended September 30, 2009, respectively, and $14.4 million of the credit is included in the consolidated balance sheet as a reduction to finished goods inventory. The cash receipts and pre-tax earnings generated from the alternative fuel mixture tax credit are currently expected to exceed $50 million for the fourth quarter of 2009. The alternative fuel mixture tax credit is currently scheduled to expire on December 31, 2009.

Conclusion

In summary, Stone commented, “Since the first quarter of 2009, our operations have experienced a steady recovery with higher production and sales in each quarter.  We are sharply focused on improving product mix and pricing and are planning on a strong finish for 2009. Recent announcements confirm that the industry is committed to balancing supply with demand and that speaks well for its future.  With a stronger and improving balance sheet, we are well-positioned for future growth.”

Conference Call

KapStone will host a conference call at 11 a.m. ET, Thursday, November 5, 2009, to discuss the Company’s financial results for the 2009 third quarter.  All interested parties are invited to listen and may do so by either accessing a simultaneous broadcast webcast on KapStone’s website, http://www.kapstonepaper.com, or for those unable to access the webcast, the following dial-in numbers are available:

Domestic: 800.299.8538

International: 617.786.2902

Participant Pass code: 62214320

The webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at http://earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (http://streetevents.com) a password-protected event management site.

A replay of the webcast will be available for 30 days on the Company’s web site following the call.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of unbleached kraft paper products, and linerboard.   The Company is the parent company of KapStone Kraft Paper Corporation which includes paper mills in Roanoke Rapids, NC and North Charleston, SC, a lumber mill in Summerville, SC, and five chip mills in South Carolina.  The business employs approximately 1,550 people.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures.  Management uses these measures to focus on the on-going operations, and believes it is useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency to key measures used to evaluate the performance and liquidity of the Company.  Management uses EBITDA for evaluating the Company’s performance against competitors and as a primary measure for employees’ incentive programs and potential future contingent earn-out payments to International Paper Company.  Reconciliations of Net Income to EBITDA, EBITDA to Adjusted EBITDA, Net Income to Adjusted Net Income, Basic EPS to Adjusted Basic EPS, and Diluted EPS to Adjusted Diluted EPS are included in the financial schedules contained in this press release.  However, these measures should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as  “may,” “will,” “should,” “would,’ “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these terms or other similar expressions.   These statements reflect management’s current views and are subject to risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) the ability of KapStone to successfully integrate Charleston’s operations and employees and KapStone’s ability to realize anticipated synergies and cost savings; (2) industry conditions, including changes in cost, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (3) market and economic factors, including changes in raw material and healthcare costs, exchange rates and interest rates; (4) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations; (5) the ability to achieve and effectively manage growth; (6) the ability to pay the Company’s debt obligations;  (7) the ability to carry out the Company’s strategic initiatives and manage associated costs; and (8) the potential impact of changes to or a discontinuation before December 31, 2009 of the federal incentive program for alternative fuel mixtures.  Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and elsewhere in reports that the Company files or furnishes with the SEC. These filings can be found on KapStone’s Web site at www.kapstonepaper.com and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

KapStone Paper and Packaging Corporation

Consolidated Statements of Income

($ in thousands, except share and per share amounts)

(unaudited)

			Fav / (Unfav)			Fav / (Unfav)
	Quarter Ended September 30,		Variance	Nine Months Ended September 30,		Variance
	2009	2008	%	2009	2008	%

Net sales	$170,335	$207,671	-18.0%	$467,412	$342,962	36.3%

Cost and expenses:
Cost of sales, excluding depreciation and amortization	86,812	151,064	42.5%	271,650	233,422	-16.4%
Freight and distribution	16,262	19,969	18.6%	42,755	33,480	-27.7%
Selling, general and administrative expenses	7,105	9,757	27.2%	23,292	19,251	-21.0%
Depreciation and amortization	13,664	12,953	-5.5%	40,761	18,381	-121.8%
(Loss) / gain on sale of business	(278)	—	n/a	16,417	—	n/a
Other operating income	285	218	30.7%	733	589	24.4%
Operating income	46,499	14,146	228.7%	106,104	39,017	171.9%

Foreign exchange gain /(loss)	175	(607)	n/a	48	(607)	n/a
Interest income	—	51	n/a	1	891	-99.9%
Interest expense	2,821	8,011	64.8%	11,887	8,815	-34.8%
Amortization of debt issuance costs	2,532	761	-232.7%	4,210	1,170	-259.8%
Income before provision for income taxes	41,321	4,818	757.6%	90,056	29,316	207.2%
Provision for income taxes	15,649	2,513	-522.7%	35,160	11,530	-204.9%

Net income	$25,672	$2,305	1013.8%	$54,896	$17,786	208.6%

Earnings per share:
Basic	$0.70	$0.09		$1.77	$0.69
Diluted	$0.69	$0.06		$1.75	$0.49

Weighted-average number of shares outstanding:
Basic	36,548,515	26,904,070		31,096,354	25,859,149
Diluted	36,940,773	38,012,635		31,355,785	36,429,893

Effective tax rate	37.9%	52.2%		39.0%	39.3%

OPERATING SEGMENT DATA

($ In thousands)

			Fav / (Unfav)			Fav / (Unfav)
	Quarter Ended September 30,		Variance	Nine Months Ended September 30,		Variance
	2009	2008	%	2009	2008	%
Net sales
Unbleached kraft	$170,335	$199,601	-14.7%	$461,384	$320,506	44.0%
Other	—	8,906	-100.0%	6,927	25,703	-73.0%
Intersegment sales elimination	—	(836)	n/a	(899)	(3,247)	72.3%
Total net sales	$170,335	$207,671	-18.0%	$467,412	$342,962	36.3%

Operating income
Unbleached kraft	$51,952	$19,608	165.0%	$105,245	$50,087	110.1%
Other	—	1,608	-100.0%	748	4,209	-82.2%
(Loss) / gain on sale of business	(278)	—	n/a	16,417	—	n/a
Corporate	(5,175)	(7,070)	26.8%	(16,306)	(15,279)	-6.7%
Total operating income	$46,499	$14,146	228.7%	$106,104	$39,017	171.9%

KapStone Paper and Packaging Corporation

Consolidated Balance Sheets

($ in thousands)

	September 30,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,074	$4,165
Trade accounts receivable, net of allowances of $2,884 in 2009 and $2,421 in 2008	59,615	71,489
Other receivables	15,189	6,207
Inventories	61,600	89,692
Refundable and prepaid income taxes	2,947	14,145
Prepaid expenses and other current assets	3,193	1,748
Restricted cash	2,500	—
Deferred income taxes	5,620	3,363
Total current assets	153,738	190,809

Plant, property and equipment, net	470,304	483,780
Other assets	1,553	882
Intangible assets, net	29,517	45,195
Goodwill	5,449	6,524
Total assets	$660,561	$727,190

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and notes	$25,960	$40,556
Accounts payable	36,404	42,214
Accrued expenses	16,607	30,462
Accrued compensation costs	8,689	13,646
Total current liabilities	87,660	126,878

Long-term debt and notes, less current portion	187,059	389,374
Pension and post retirement benefits	6,994	8,355
Deferred income taxes	32,757	15,951
Other liabilities	23,556	5,865
Total other liabilities	250,366	419,545

Stockholders’ equity:
Common stock $.0001 par value	5	3
Additional paid-in capital	219,107	132,206
Retained earnings	103,662	48,766
Accumulated other comprehensive loss	(239)	(208)
Total stockholders’ equity	322,535	180,767
Total liabilities and stockholders’ equity	$660,561	$727,190

KapStone Paper and Packaging Corporation

Consolidated Statement of Cash Flows

($ in thousands)

(unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Operating activities:
Net income	$25,672	$2,305	$54,896	$17,786
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	13,664	12,953	40,761	18,381
Stock based compensation expense	652	498	1,686	1,189
Amortization of debt issuance costs	2,532	1,070	4,210	1,170
Loss on disposal of assets	468	—	756	—
Deferred income taxes	2,405	11,313	13,750	12,999
Gain / (loss) on sale of business	(278)	—	(16,417)	—
Changes in operating assets and liabilities	15,888	(21,068)	24,148	(23,521)
Total cash provided by operating activities	$61,003	$7,071	$123,790	$28,004

Investing activities:
CKD acquisition	$—	$(468,058)	$1,000	$(470,451)
KPB acquisition-earn-out due to sale of dunnage bag business	—	—	(3,977)	—
Proceeds from sale of business	(1,185)	—	34,898	—
Restricted cash	—	—	(2,500)	—
Capital expenditures	(5,746)	(8,094)	(18,656)	(12,714)
Total cash (used in) / provided by investing activities	$(6,931)	$(476,152)	$10,765	$(483,165)

Financing activities:
Proceeds from revolving credit facility	$3,000	$71,800	$64,300	$71,800
Repayments on revolving credit facility	(3,000)	(17,000)	(76,700)	(17,000)
Proceeds from long-term debt and notes	—	455,000	—	455,000
Repayments of long-term debt and notes	(158,362)	(56,814)	(208,093)	(71,953)
Proceeds from exercises of warrants into common stock	85,217	14,054	85,217	15,146
Debt issuance costs paid	—	(12,593)	(370)	(12,593)
Total cash (used in) / provided by financing activities	$(73,145)	$454,447	$(135,646)	$440,400

Net increase / (decrease) in cash and cash equivalents	(19,073)	(14,634)	(1,091)	(14,761)
Cash and cash equivalents-beginning of period	22,147	56,508	4,165	56,635
Cash and cash equivalents-end of period	$3,074	$41,874	$3,074	$41,874

KapStone Paper and Packaging Corporation

Supplemental Information

GAAP to Non-GAAP Reconciliations

($ in thousands, except share and per share amounts)

(unaudited)

	Quarter Ended Sept 30,		Nine Months Ended Sept 30,
	2009	2008	2009	2008
Net Income (GAAP) to EBITDA (Non-GAAP) to Adjusted EBITDA:
Net income (GAAP)	$25,672	$2,305	$54,896	$17,786
Interest income	—	(51)	(1)	(891)
Interest expense	2,821	8,011	11,887	8,815
Amortization of debt issuance costs	2,532	761	4,210	1,170
Provision for income taxes	15,649	2,513	35,160	11,530
Depreciation and amortization	13,664	12,953	40,761	18,381
EBITDA (Non-GAAP)	$60,338	$26,492	$146,913	$56,791

Alternative fuel mixture tax credits	(53,458)	—	(107,464)	—
Charleston outage costs	1,805	—	1,805	—
Dunnage bag business	278	(1,706)	(17,266)	(4,492)
Stock based compensation expense	652	498	1,686	1,189
KPB annual maintenance outage	—	5,966	—	5,966
CKD acquisition start up expenses	—	2,205	—	2,361
Adjusted EBITDA (Non-GAAP)	$9,615	$33,455	$25,674	$61,815

Net Income (GAAP) to Adjusted Net Income (Non-GAAP):
Net income (GAAP)	$25,672	$2,305	$54,896	$17,786
Alternative fuel mixture tax credits	(33,213)	—	(65,508)	—
Amortization of acquired coal contract with favorable prices	1,513	1,092	4,458	1,386
Accelerated amortization of debt issuance costs	1,170	—	1,148	—
Charleston outage costs	1,121	—	1,100	—
Dunnage bag business	173	(815)	(10,525)	(2,725)
Stock based compensation expense	405	238	1,028	721
KPB annual maintenance outage	—	2,852	—	3,620
CKD acquisition start up expenses	—	1,054	—	1,432
Adjusted Net Income (Non-GAAP)	$(3,157)	$6,726	$(13,402)	$22,220

Basic EPS (GAAP) to Adjusted Basic EPS (Non-GAAP):
Basic EPS (GAAP)	$0.70	$0.09	$1.77	$0.69
Alternative fuel mixture tax credits	(0.91)	—	(2.11)	—
Amortization of acquired coal contract with favorable prices	0.04	0.04	0.14	0.05
Accelerated amortization of debt issuance costs	0.03	—	0.04	—
Charleston outage costs	0.03	—	0.04	—
Dunnage bag business	—	(0.03)	(0.34)	(0.11)
Stock based compensation expense	0.01	0.01	0.03	0.03
KPB annual maintenance outage	—	0.11	—	0.14
CKD acquisition start up expenses	—	0.04	—	0.06
Adjusted Basic EPS (Non-GAAP)	$(0.10)	$0.26	$(0.43)	$0.86

Diluted EPS (GAAP) to Adjusted Diluted EPS (Non-GAAP):
Diluted earnings per share (GAAP)	$0.69	$0.06	$1.75	$0.49
Alternative fuel mixture tax credits	(0.90)	—	(2.09)	—
Amortization of acquired coal contract with favorable prices	0.04	0.03	0.14	0.04
Accelerated amortization of debt issuance costs	0.03	—	0.04	—
Charleston outage costs	0.03	—	0.04	—
Dunnage bag business	—	(0.02)	(0.34)	(0.07)
Stock based compensation expense	0.01	0.01	0.03	0.02
KPB annual maintenance outage	—	0.08	—	0.10
CKD acquisition start up expenses	—	0.03	—	0.04
Adjusted Diluted EPS (Non-GAAP)	$(0.10)	$0.19	$(0.43)	$0.62